Exhibit 99.1

News Release

CENTER FINANCIAL NAMES VETERAN COMMERCIAL BANKER RICHARD S. CUPP NEW CEO

LOS ANGELES – January 6, 2011 – The board of directors of Center Financial Corporation (NASDAQ: CLFC) today appointed Richard S. Cupp, a 47-year veteran in commercial banking, as interim chief executive officer of the company and its wholly owned subsidiary, Center Bank, effective immediately. Cupp succeeds Jae Whan (J.W.) Yoo, who was terminated earlier today. Cupp has agreed to serve as the chief executive until the earlier of the date when the company completes its proposed merger with Nara Bancorp, Inc. or December 31, 2011.

“We wish J.W. well with his future endeavors,” said Chairman Jin Chul Jhung. “We are delighted that an executive of Dick Cupp’s caliber will be leading Center Financial during this important transitional phase. Dick is a well known and highly regarded leader in the Southern California banking industry. He has repeatedly demonstrated his ability as a chief executive to guide top-notch bank management teams and to deal credibly with investors and regulators. We are confident that his skills are the right fit for our current needs.”

Cupp, 70, has served more than 12 years as president and chief executive officer of various community banks, including 1st Century Bank (2002-2007), First Bank of Beverly Hills (1999-2001), HF Bancorp (1997-1999) and Ventura County National Bancorp (1993-1997). In more recent years, he has served in consulting and advisory roles for banks in the Western United States. Cupp began his career at larger financial institutions, including 20 years at First Interstate Bancorp, where he was senior vice president and manager of corporate and international banking, and eight years with California Federal Bank, where he served as executive vice president. He holds an MBA in finance from the University of Southern California and an AB in economics from the University of California at Los Angeles.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s leading financial institutions focusing on the Korean-American community, with total assets of $2.27 billion at September 30, 2010. Headquartered in Los Angeles, Center Bank operates a total of 22 full-service branches and two loan production office. The company has 16 full-service branches located throughout Southern California and three branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, one branch in Chicago and a loan production office in Denver. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

Contacts

Center Financial Corporation

Angie Yang

SVP, Investor Relations

213-251-2219

angiey@centerbank.com

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